Exhibit 8.1

December 16, 2014

Signature Group Holdings, Inc.

15301 Ventura Blvd, Suite 400

Sherman Oaks, California 91403

Ladies and Gentlemen:

We have acted as U.S. tax counsel to Signature Group Holdings, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a prospectus supplement (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities and Exchange Act of 1933, as amended (the “Act”). The Prospectus Supplement relates to the prospectus included with the Company’s registration statement on Form S-3 (Registration Statement No. 333-191020) (the “Registration Statement”) dated September 26, 2013, as amended by a post-effective amendment filed with the Commission dated January 17, 2014, including any information deemed to be part of the Registration Statement pursuant to Rule 430B of the General Rules and Regulations. Unless otherwise indicated, any capitalized terms used herein and not otherwise defined have the meaning ascribed to them in the Prospectus Supplement.

Our opinion provided herein is based on our understanding of the relevant facts described in the Registration Statement and the Prospectus Supplement and is conditioned upon certain representations made by the Company as to factual matters, including among other matters, the Company’s business, assets, and governing documents as set forth in the Registration Statement, the Prospectus Supplement, and the Company’s response to our examinations and inquiries.

In rendering this opinion, we are relying on the completeness and accuracy of, both initially and continuing as of the date hereof, the Prospectus Supplement and the Registration Statement (including any information deemed to be part of such documents by operation of the Act), and such other presently existing documents, records, and matters of law as we have deemed necessary or appropriate for purposes of this opinion letter. For purposes of the opinion set for below, we have assumed (without any independent investigation) that the transactions described in the Prospectus Supplement will be consummated in the manner contemplated by the Prospectus Supplement, without waiver or modification of the material terms and conditions thereof.

The following opinion represents and is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Internal Revenue Code of 1986, as amended, the final, temporary and proposed Treasury Regulations promulgated thereunder, and administrative pronouncements and rulings and judicial decisions, as they currently exist as of

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Signature Group Holdings, Inc.

December 16, 2014

the date of this letter. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position and that a court will not reach a different conclusion. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws. If any of the transactions described in the Prospectus Supplement are consummated in a manner that is inconsistent with the manner in which they are described in the Prospectus Supplement, such opinion may be adversely affected and may not be relied upon. The following opinion addresses only the matters set forth herein and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the transactions described in the Prospectus Supplement or the Registration Statement. This opinion relates solely to tax consequences under U.S. federal income tax laws and we express no opinion as to tax consequences or other legal consequences related to the Prospectus Supplement under the laws of any other jurisdiction.

Based upon and subject to the assumptions, exceptions, exclusions, qualifications and limitations set forth in this opinion letter and in the section of the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Consequences”, as of the date hereof, we are of the opinion that the discussion in the Prospectus Supplement under the caption “Material U.S. Federal Income Tax Consequences,” insofar as it purports to describe the provisions of the laws and documents referred to therein or any legal conclusions with respect thereto, are accurate and fair summaries in all material respects, subject to the qualifications and limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to any references made to Blank Rome LLP in the Prospectus Supplement in connection with the descriptions, discussions or summaries of U.S. federal income tax matters, including references under the heading captioned Material U.S. Federal Income Tax Consequences.” In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Yours truly,

/s/ Blank Rome LLP

BLANK ROME LLP